Exhibit (10)(bz)

FOURTH AMENDMENT TO THE
MET-PRO CORPORATION SALARIED PENSION PLAN

This Fourth Amendment to the Met-Pro Corporation Salaried Pension Plan (the “Plan”) is made by Met-Pro Corporation (the “Company”).

W I T N E S S E T H:

WHEREAS, the Company established the Plan for its eligible employees effective as of September 1, 1968, and amended and restated as of September 1, 2007;

WHEREAS, the Company reserved the right in Section 16.1 of the Plan to amend the Plan at any time; and

WHEREAS, the Company wishes to amend the Plan to incorporate changes required by the Heroes Earnings and Assistance Relief Tax (HEART) Act of 2008 and the mandatory defined benefit plan funding requirements as required by the Pension Protection Act of 2006.

NOW, THEREFORE, the Plan is hereby amended as set forth below.

1.            Effective January 1, 2007, Section 3.10 of the Plan is renamed “Veteran Rights”, the existing section language shall be referenced as subparagraph (a) and is further amended to add the following new subparagraphs to the end thereof:

(b)           Death Benefits for Qualified Military Service.  Effective January 1, 2007, if a Participant dies while performing qualified military service (as defined in Code Section 414(u)), the survivors of the Participant are entitled to any additional benefits (other than benefit accruals relating to the period of qualified military service) provided under the Plan as if the Participant had resumed and then terminated employment on account of death.

(c)           Differential Wage Payments for Military Service.  Effective January 1, 2009, (i) an individual receiving a differential wage payment (as defined by Code Section 3401(h)(2)) is treated as an employee of the employer making the payment, (ii) the differential wage payment is treated as Code Section 415 compensation, and (iii) the Plan is not treated as failing to meet the requirements of any provision described in Code Section 414(u)(1)(C) by reason of any contribution or benefit which is based on the differential wage payment.

2.            Article IX is amended to add a new Section 9.5 that shall read as follows:

9.5    Funding Based Limits on Benefits and Accruals.  Notwithstanding any other provisions in this Plan to the contrary, effective for Plan Years beginning after December 31, 2007, the Plan shall be operated in accordance with Code Section 436 and, effective for Plan Years beginning on or after January 1, 2010, Final Treasury Regulation § 1.436-1 (both of which are incorporated herein by reference) and any other subsequent applicable guidance issued by the Internal Revenue Service.  Consistent with these authorities, benefit payments and benefit accruals under the Plan shall be limited in accordance with the following rules, as applicable:

(a)     Unpredictable Contingent Event Benefits.  Subject to the exemption described in Treas. Reg. § 1.436-1(b)(2), or any subsequent guidance issued by the Internal Revenue Service, Unpredictable Contingent Event Benefits with respect to any unpredictable contingent events occurring during a Plan Year shall not be paid during a Plan Year if the Adjusted Funding Target Attainment Percentage for the Plan Year is:

(1)       Less than 60 percent; or

(2)       60 percent or more, but would be less than 60 percent if the Adjusted Funding Target Attainment Percentage were redetermined applying an actuarial assumption that the likelihood of occurrence of the unpredictable contingent event during the Plan Year is 100 percent.

(b)     Limitations on Plan Amendments Increasing Liability for Benefits.  Except as otherwise permitted in Treas. Reg. § 1.436-1(c), or any subsequent guidance issued by the Internal Revenue Service, no amendment to the Plan that has the effect of increasing liabilities of the Plan by reason of increases in benefits, establishment of new benefits, changing the rate of benefit accrual, or changing the rate at which benefits become nonforfeitable will take effect in a Plan Year if the Adjusted Funding Target Attainment Percentage for the Plan Year is:

(1)       Less than 80 percent; or

(2)       80 percent or more, but would be less than 80 percent if the benefits attributable to the amendment were taken into account in determining the Adjusted Funding Target Attainment Percentage.

(c)     Limitations on Prohibited Payments.  Except as otherwise permitted in Treas. Reg. § 1.436-1(d), or any subsequent guidance issued by the Internal Revenue Service, the following rules shall apply:

(1)       Funding Percentage Less Than 60 Percent.  If the Plan’s Adjusted Funding Target Attainment Percentage for a Plan Year is less than 60 percent, a Participant or beneficiary is not permitted to elect an optional form of benefit that includes a Prohibited Payment, and the Plan will not pay any Prohibited Payment, with an Annuity Starting Date (as defined in subsection (f)) on or after the applicable Section 436 Measurement Date.

(2)       Bankruptcy.  A Participant or beneficiary is not permitted to elect an optional form of benefit that includes a Prohibited Payment, and the Plan will not pay any Prohibited Payment, with an Annuity Starting Date (as defined in subsection (f)) that occurs during any period in which the Plan sponsor is a debtor in a case under title 11, United States Code, or similar Federal or State law, except for payments made within a Plan Year with an Annuity Starting Date (as defined in subsection (f)) that occurs on or after the date on which the enrolled actuary of the Plan certifies that the Plan’s Adjusted Funding Target Attainment Percentage for that Plan Year is not less than 100 percent.

(3)       Limited Payment if AFTAP is At Least 60 Percent, But Less Than 80 Percent.

(A)       In General.  In any case in which the Plan’s Adjusted Funding Target Attainment Percentage for a Plan Year is 60 percent or more but is less than 80 percent, a Participant or beneficiary is not permitted to elect the payment of an optional form of benefit that includes a Prohibited Payment, and the Plan will not pay any Prohibited Payment, with an Annuity Starting Date (as defined in subsection(f)) on or after the applicable Section 436 Measurement Date, unless the present value, determined in accordance with section 417(e)(3), of the portion of the benefit that is being paid in a Prohibited Payment (which portion is determined under Treas. Reg. § 1.436-1(d)(3)(iii)(B)) does not exceed the lesser of:

(i)        50 percent of the present value (determined in accordance with section 417(e)(3)) of the benefit payable in the optional form of benefit that includes the Prohibited Payment; or

(ii)        100 percent of the PBGC maximum benefit guarantee amount described in Treas. Reg. § 1.436-1(d)(3)(iii)(C).

(B)       In any case in which the provisions of (c)(3)(A) apply, a Participant or beneficiary shall be permitted to elect to:

(i)         Receive the unrestricted portion of that optional form of benefit (determined under the rules of paragraph (d)(3)(iii)(D) of Treas. Reg. 1.436-1) at that annuity starting date, determined by treating the unrestricted portion of the benefit as if it were the Participant’s (or beneficiary’s) entire benefit under the Plan.  In such case, the Participant (or beneficiary) may elect payment of the remainder of the benefit in any optional form at that annuity starting date otherwise available under the Plan that would not have included a Prohibited Payment if that optional form applied to the entire benefit of the Participant (or beneficiary);

(ii)       Commence benefits with respect to the Participant’s (or beneficiary’s) entire benefit under the Plan in any other optional form of benefit available under the Plan at the same annuity starting date that satisfies paragraph (d)(3)(i) of Treas. Reg. 1.436-1; or

(iii)      Defer commencement of the payments to the extent described in paragraph (d)(5) of Treas. Reg. 1.436-1.

(C)      One-Time Application.  In the case of a Participant with respect to whom a Prohibited Payment (or series of Prohibited Payments under a single optional form of benefit) is made pursuant to Treas. Reg. § 1.436-1(d)(3)(i) or (ii), no additional Prohibited Payment may be made with respect to that Participant during any period of consecutive Plan Years for which Prohibited Payments are limited under this subsection (c).

(4)       Periods After Certification of AFTAP.  The limitations on Prohibited Payments in this subsection (c) shall apply for distributions with annuity starting dates on and after the date the enrolled actuary for the Plan issues a certification that triggers the limitations of this subsection.

(d)     Limitation on Benefit Accruals.  Subject to the exemption contained in Treas. Reg. § 1.436-1(e)(2), or any subsequent guidance issued by the Internal Revenue Service, in any case in which the Plan's Adjusted Funding Target Attainment Percentage for a Plan Year is less than 60 percent, benefit accruals under the Plan shall cease as of the applicable Section 436 Measurement Date.  Any prohibition on accruals under Treas. Reg 1.436-1(e) as a result of the enrolled actuary’s certification that the Adjusted Funding Target Attainment Percentage of the Plan for the Plan Year is less than 60 percent is effective as of the date of the certification and any prohibition on accruals ceases to be effective on the date the enrolled actuary issues a certification that the Adjusted Funding Target Attainment Percentage of the Plan for the Plan Year is at least 60 percent.

(e)     Periods Prior to Certification During Which A Presumption Applies.  For any period during which a presumption under section 436(h) and Treas. Reg. § 1.436-1(h)(1), (2), or (3) applies to the Plan, the limitations applicable under section 436 and Treas. Reg. § 1.436-1(b), (c), (d), and (e) shall be applied to the Plan as if the Adjusted Funding Target Attainment Percentage for the year were the presumed Adjusted Funding Target Attainment Percentage determined under the rules of section 436(h) and Treas. Reg. § 1.436-1(h)(1), (2), or (3), as applicable, updated to take into account certain Unpredictable Contingent Event Benefits and Plan amendments in accordance with section 436 and the rules of Treas. Reg. § 1.436-1(g).

(f)      Definitions.  For the purposes of this Section, the following definitions apply:

(1)       The term “Adjusted Funding Target Attainment Percentage” shall have the meaning set forth in Treas. Reg. § 1.436-1(j)(1).

(2)       The term “Annuity Starting Date” shall have the meaning set forth in Treas. Reg. § 1.436-1(j)(2).

(3)       The term “Prohibited Payment” shall have the meaning set forth in Treas. Reg. § 1.436-1(j)(6).

(4)       The term “Section 436 Measurement Date” shall have the meaning set forth in Treas. Reg. § 1.436-1(j)(8).

(5)       The term “Unpredictable Contingent Event Benefits” shall have the meaning set forth in Treas. Reg. § 1.436-1(j)(9).

IN ALL OTHER RESPECTS, this Plan is continued in full force and effect. In order to maintain the terms of the Plan in a single document, this Amendment may be incorporated into the most recent restatement of the Plan.

IN WITNESS WHEREOF, the Company has caused this Fourth Amendment to be executed by its duly authorized officer this   17th  day of    December  , 2010.

ATTEST:		Met-Pro Corporation

By	/s/ Gary J. Morgan	By	/s/ Raymond J. De Hont

Title:	CFO	Title:	Chairman, CEO & President